EXHIBIT 10.13

                              CONSULTING AGREEMENT

           This Consulting Agreement ("Agreement") is made effective this 5th day of March 1998, by and between, Park Street Investments, Inc. ("Consultant"), a Utah corporation with offices located at 2133 E 9400 S Suite 151, Sandy, Utah 84093 and Nugget Exploration, Inc. ("Client"), a Nevada Corporation with offices located at 815 South Durbin St. Casper, Wyoming 82601 with respect to the following:

                                    RECITALS

           WHEREAS, Consultant is in the business of providing general business consulting services to privately held and publicly held corporations; and

           WHEREAS, Client desires to retain Consultant to assist Client with a recapitalization of its securities; and to assist Client with a reorganization with another business entity.

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Client and Consultant agree as follows:

1. Engagement of Consultant. Consultant agrees to use its best efforts to assist Client:

          a. and counsel Client relative to the steps necessary to assist Client with a recapitalization of its securities; and to assist Client with a reorganization with another business entity. This includes, but is not limited to, preparing proxy material and other correspondences to Client's shareholders and creditors informing them of the transactions herein and requesting their approvals and releases where applicable;

          b. in preparing and filing other documents with the necessary State and Federal regulatory bodies as is required by law;

          c. in restructuring Client's capital formation through a reverse split, re-authorization of debt and/or equity; in obtaining shareholder votes on corporate matters; in preparing the correspondences necessary to carry out the actions in this paragraph including notices to the NASD, Depository Trust Corporation ("DTC"), CUSIP Bureau, Client's Transfer Agent and Market Makers;

          d. in preparing financial statements and obtaining an audit on the financial statements in accordance with U.S. GAAP standards by an accounting firm with SEC peer review; in preparing and filing other documents with the necessary regulatory bodies as is required by law, including, but not limited to preparing and filing forms 10K and 10Q as necessary;

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          e.   in finding an attorney to provide any necessary legal  assistance and opinions as required or if requested;

          f. to assist Client in the preparation of corporate resolutions, and other correspondences necessary to fulfill its obligations under this Agreement, including Board and shareholder resolutions, resignations and appointments.

          g. in locating a reorganization candidate ("Candidate") for Client that would provide Client's current shareholders with an equal or better opportunity in terms of equity or stock appreciation potential than they currently have.

          h. in assisting with structuring a reorganization ("Reorganization") transaction with a Candidate including the preparation and review of reorganization documents

         All of the foregoing services collectively are referred to herein as the "Consulting Services."

2. Compensation Client shall compensate Consultant for consulting services ("Consulting Services") rendered pursuant to this Agreement as follows:

          a. Consultant shall acquire from Client, fifteen million one hundred thousand (15,100,000) shares of Client's restricted common stock for $15,100 cash. Consultant shall further be appointed to the board of directors of Client.

          b. At closing time of a reorganization between Client and a Candidate, Client shall issue to Consultant, shares of its common stock in an amount not to exceed fifteen percent (15%) of the total issued and outstanding shares of Client, which amount is to be based on the total issued and outstanding shares of Client after a Reorganization between Client and a Candidate.

          c. Consultant shall also be entitled to any cash fee that it is able to achieve from the Reorganization Candidate.

          d. Notwithstanding paragraph 2(a) herein, all shares issued to Consultant pursuant to this Agreement shall be registered under section S-8 of the Securities and Exchange Act. If Consultant's shares are deemed restricted under the Act, such shares shall have "piggy back" registration rights with any registration statement, such statement filed at such time as Client, in its sole discretion, deems advisable.

3.       Client's Obligations.

          a. If necessary, Client agrees to assist Consultant in obtaining release and indemnification letters from all of Client's creditors and vendors releasing Client of any further obligation to such creditors and vendors. Further, upon completion of the asset sale and Reorganization, the current directors of Client shall resign and provide Consultant with similar release and indemnification letters and shall warrant that Client is free from any liabilities or pending or threatened litigation or environmental problems.

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          b.   Client will seek to sell its assets  existing at the time of this agreement and will use proceeds from any sale to pay off its creditors.

          c. Notwithstanding item (2), Client shall not issue any of its securities to any other party during the term of this Agreement without written consent from Consultant.

4.       Limitations

          a. Consultant shall have no right to any proceeds from the sale or distribution of Client's assets existing at the time of this agreement. Additionally, while consultant will have 51% ownership of Client's stock pursuant to this Agreement, consultant agrees to only votes its shares as directed by Client with regards to any manner concerning the sale of Client's assets existing at the time of this agreement.

5.       Term of Agreement, Extensions and Renewals

          a. This Agreement shall be in effect from the date first appearing herein until a period beginning one year from the date the assets of Client -- existing at the time of this Agreement -- are sold. This Agreement may be extended on a month to month basis (the "Extension Period") by mutual agreement of the parties executed in writing specifying the compensation for the Extension Period. In the event Client has not been Reorganized within the time period discussed in this paragraph, Consultant shall forfeit the compensation described in Section (2).

          b. This Agreement may also be terminated when a sale of Client's assets has been completed and Client has been Reorganized.

          c. Notwithstanding 5(a) and 5(b), in the event of early termination, Client shall be obligated for any amounts due under this agreement. Such notice of either extension or termination shall be in writing and shall be delivered via U.S. certified mail, when applicable, effective ten (10) days after delivery to the other.

6.       Expenses.
         ---------

          a. The $15,000 paid by Consultant for the restricted stock shares pursuant to paragraph (2) herein shall be used to pay for the costs involved in connection with the services herein. Each party shall be responsible for any other outside legal, accounting and any other costs incurred in connection with the transactions contemplated herein. No party shall have any financial responsibility to the other for failure to complete the proposed transactions.

7.       Due Diligence

          a. Client shall supply and deliver to Consultant all information as may be reasonably requested by Consultant to enable Consultant to make an investigation of the Client and its business prospects, and they shall make available to Consultant names, addresses, and telephone numbers as Consultant may need to verify or substantiate any such information provided.

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8.       Best Efforts Basis

          a. Consultant agrees that it will at all times, to the best of its experience, ability and talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement. Consultant does not guarantee that its efforts will have any impact on the Clients' business or that any subsequent financial improvement will result from Consultants' efforts.

9.       Non-Circumvention.

          a. Client agrees that Client will not enter into any business combination or enter into any transaction involving a business opportunity or asset introduced to Client by Consultant, without compensating Consultant pursuant to this Agreement. Neither will Client terminate this Agreement solely as a means to avoid paying Consultant compensation earned or to be earned, or any other way attempt to circumvent Consultant or this Consulting Agreement.

10.      Independent Legal and Financial Advice

          a. Consultant is not a law firm; neither is it an accounting firm. Consultant does, however, retain professionals in those capacities to better enable Consultant to provide consulting services. Client represent that they have not nor will they construe any of the Consultants' representations to be statements of law. Client has and will continue to seek the independent advice of legal and financial counsel regarding all material aspects of the transactions contemplated by this Agreement, including the review of all documents provided by Consultant to Client and all opportunities Consultant introduces to Client.

11.      Miscellaneous

          a. The execution and performance of this Agreement has been duly authorized by all requisite individual or corporate actions and approvals and is free of conflict or violation of any other individual or corporate actions and approvals entered into jointly and severally by the parties hereto. This Agreement represents the entire Agreement between the parties hereto, and supersedes any prior agreements with regards to the subject matter hereof. This Agreement may be executed in any number of facsimile counterparts with the aggregate of the counterparts together constituting one and the same instrument. This Agreement constitutes a valid and binding obligation of the parties hereto and their successors, heirs and assigns and may only be assigned or amended by written consent from the other party.

          b. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement. From time to time, each party will execute additional

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               instruments  and take such action as may be reasonably  requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          c. The validity, interpretation, and performance of this Agreement shall be controlled by binding arbitration in the State of
               Wyoming under the rules then obtaining of the American Arbitration Association. Such arbitration ruling shall be final and binding amongst the parties herein. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs, and other costs incurred in proceeding with the action from the other party.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date herein above written.

Nugget Exploration, Inc.

 /s/ Mary C. MacGuire

_______________________                         Date: ______________________
Mary C. MacGuire, President


Park Street Investments, Inc.

 /s/ Ken Kurtz

_______________________                         Date: ______________________
Ken Kurtz, President

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